CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Trustees

GE Institutional Funds

We consent to the use of our report, dated November 22, 2006, for the U.S. Equity Fund, S&P 500 Index Fund, Value Equity Fund, Small-Cap Equity Fund (formerly Small-Cap Value Equity Fund), International Equity Fund, Premier Growth Equity Fund, Strategic Investment Fund, Income Fund, and Money Market Fund, each a series of GE Institutional Funds, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “Independent Registered Public Accountants” in the Statement of Additional Information.

Boston, Massachusetts

January 24, 2007